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Exhibit 3.1

                             INTERNATIONAL CUTLERY, LTD.

                               CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF INCORPORATION

         INTERNATIONAL CUTLERY, LTD., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY
CERTIFY:

         FIRST: That by written consent of the directors of International Cutlery, Ltd. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring said amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that Article 4 of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

              "4. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Forty-One Million
              (41,000,000) shares, divided into classes as follows:

                   (1) Forty Million (40,000,000) shares of
                   Common Stock, $.01 par value per share; and

                   (2)  One Million (1,000,000) shares of
                   Preferred Stock, $.01 par value per share, to be issued in series with such designations, rights and preferences as shall be determined by the Board of Directors of the Corporation."


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         SECOND:  That thereafter, pursuant to resolution of its Board of
Directors, the holders of a majority of the outstanding Common Stock of the Corporation (the only class of capital stock of the Corporation) entitled to vote thereon approved such amendment by executing a written consent in accordance with the Section 228 of the Delaware General Corporation Law.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by its Chairman of the Board and attested by its Secretary this 3rd day of October 1997, under penalties of perjury.

                                  INTERNATIONAL CUTLERY, LTD.

                                  By:/s/ JOEL J. SILVER
                                       Joel J. Silver
                                       Chairman of the Board
Attest:


By:/s/ LAWRENCE N. SILVER
    Lawrence N. Silver
    Secretary